EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2005, relating to the financial statements and financial statement schedule of NetManage, Inc., appearing in the Annual Report on Form 10-K of NetManage, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

October 27, 2005